                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549


                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                           (AMENDMENT NO. ________)*


                          CHICAGO MINIATURE LAMP, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                          Common Stock, Par Value $.01
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  167781 10 3
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                            -----------------------


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (CONTINUED ON THE FOLLOWING PAGES)

                                  SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 2 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank M. Ward                            Soc. Sec. No.  ###-##-####
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5.  SOLE VOTING POWER

           1,235,520
       -------------------------------------------------------------------------
       6   SHARED VOTING POWER

           6,454,047
       -------------------------------------------------------------------------
       7   SOLE DISPOSITIVE POWER

           1,235,520
       -------------------------------------------------------------------------
       8   SHARED DISPOSITIVE POWER

           6,454,047
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,689,567
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       73.4%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 3 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eileen M. Ward                           Soc. Sec. No.  ###-##-####
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

          6,454,047
       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

          6,454,047
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       61.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 4 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas J. Ward Revocable Trust
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          247,104
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          247,104
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       247,104
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 5 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Julianne Ward Revocable Trust
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          247,104
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          247,104
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       247,104
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 6 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Francis J. Ward Revocable Trust
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          247,104
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          247,104
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       247,104
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 7 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eileen C. Ward Revocable Trust
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          247,104
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          247,104
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       247,104
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 8 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen P. Ward Revocable Trust
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          247,104
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          247,104
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       247,104
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 167781 10 3                                         Page 9 of 19 Pages
          -----------                                             ---

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank M.  Ward, Trustee, The Ward Trusts
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5  SOLE VOTING POWER

          1,235,520
       -------------------------------------------------------------------------
       6  SHARED VOTING POWER

       -------------------------------------------------------------------------
       7  SOLE DISPOSITIVE POWER

          1,235,520
       -------------------------------------------------------------------------
       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,235,520
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11,8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       00
--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

     Chicago Miniature Lamp, Inc., an Oklahoma corporation (the "Issuer").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The Issuer's principal executive offices are located at 500 Chapman Street, Canton, Massachusetts 02021.

ITEM 2(a).  NAME OF PERSON FILING:

     This Schedule is being filed by Frank M. Ward, Eileen M. Ward,Thomas J. Ward Revocable Trust, Julianne Ward Revocable Trust, Francis J. Ward Revocable Trust, Eileen C. Ward Revocable Trust, Stephen P. Ward Revocable Trust and Frank
M. Ward as Trustee for the five revocable trusts for the benefit of his children (the "Ward Trusts").

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The business address or residence of above named filing person is as follows:

     Filing Person             Business or Residence Address
     -------------             -----------------------------

     Frank M.  Ward            500 Chapman Street
                               Canton, MA  02021

     Eileen M.  Ward           500 Chapman Street
                               Canton, MA 02021

     Ward Trusts               c/o Frank M.  Ward
                               500 Chapman Street
                               Canton, MA  02021

ITEM 2(c).  CITIZENSHIP:

     The filing persons are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     This Schedule relates to shares of Common Stock, par value $.01 per share ("Shares") of the Issuer.

ITEM 2(e).  CUSIP NUMBER:

     The CUSIP number for the Issuer's Shares is 167781 10 3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE FILING

       PERSON IS A:

     (a)  [_] Broker or dealer registered under Section 15 of the Act,

     (b)  [_] Bank as defined in Section 3(a)(6) of the Act,

     (c)  [_] Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

     (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

     (f) [_] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

     (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (h)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

     Not applicable. The filing person acquired his or its Shares prior to registration of the Shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and this Schedule is being filed in accordance with Rule 13d-1(c) promulgated thereunder. This Schedule has been filed jointly on behalf of each filing person since the manner by which the Shares were acquired by the filing persons may cause them to be considered a "group" under Rule 13d-5 and the "beneficial ownership" as defined under Rule 13d-3 of such "group" exceeds 5% of the Issuer's Shares.

ITEM 4.  OWNERSHIP:

     As of December 31, 1995: Frank M. Ward and Eileen M. Ward beneficially own 6,454,047 Shares as joint tenants with right of survivorship. Each of the five trusts for the benefit of Frank M. Ward's children, beneficially own 247,104 Shares (the "Ward Trusts"). As Trustee of the Ward Trusts, Frank M. Ward has beneficial ownership of an additional 1,235,520 Shares. The Ward Trusts terminate upon each child reaching age 35 (the first of such trusts will terminate in 2005).

     Based upon 10,469,938 Shares outstanding as disclosed in the Issuer's Form 10-Q for the quarter ended 8/27/95, each of the Ward Trusts has sole voting and dispositive power over 2.3% of the Shares. Frank M. Ward and Eileen M. Ward share voting and dispositive power over 61.6% of the Issuer's outstanding shares of Common Stock. As Trustee of the Ward Trusts, Frank M. Ward has sole voting and dispositive power over an additional 11.8% of the Issuer's outstanding Shares. In the aggregate, Mr. Ward has beneficial ownership of 73.4% of the Issuer's outstanding Shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

ITEM 10. CERTIFICATION:

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)

                              Frank M.  Ward/President and CEO
                              --------------------------------
                                       (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



      10-10-96                       /s/ Eileen M. Ward
--------------------          --------------------------------
        Date                             (Signature)

                              Eileen M.  Ward
                              --------------------------------
                                       (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Thomas J. Ward Revocable Trust



      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)

                              Frank M.  Ward, Trustee
                              --------------------------------
                                       (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Julianne Ward Revocable Trust



      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)


                              Frank M. Ward, Trustee
                              --------------------------------
                                       (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Francis J. Ward Revocable Trust



      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)

                              Frank M. Ward, Trustee
                              --------------------------------
                                      (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Eileen C. Ward Revocable Trust



      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)

                              Frank M. Ward, Trustee
                              --------------------------------
                                       (Name and Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Stephen P. Ward Revocable Trust



      10-10-96                       /s/ Frank M. Ward
--------------------          --------------------------------
        Date                             (Signature)


                              Frank M. Ward, Trustee
                              --------------------------------
                                       (Name and Title)